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                                                      December 30, 1998



Board of Directors
ThermaCell Technologies, Inc.


We consent to the use of our report dated December 21, 1998, on the consolidated financial statements of ThermaCell Technologies, Inc. and Subsidiary in Form 10-KSB for the fiscal year ended September 30, 1998.


/s/ Cherry, Bekaert & Holland, L.L.P.